Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) dated June 11, 2008, is made by and between Sourcefire, Inc., a Delaware corporation (the “Company”), and John C. Burris (the “Executive”).
          Whereas, the Company desires to employ the Executive, and the Executive is willing to serve in the employ of the Company upon the terms and conditions provided in this Agreement; and
          Whereas, the Executive and the Company desire to enter into this Agreement effective as of July 14, 2008 (the “Effective Date”).
          Now Therefore, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
     1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for the period commencing on the Effective Date and continuing for an indefinite term (such period, the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement.
     2. Position.
          2.1 During the Employment Term, Executive shall serve as the Company’s Chief Executive Officer and a member of the Board of Directors of the Company (the “Board”). In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board. Executive shall continue to serve as a member of the Board without additional compensation for so long as he remains the Chief Executive Officer of the Company.
          2.2 During the Employment Term, Executive will devote Executive’s full business time and reasonable best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive (i) subject to the prior approval of the Board, from accepting appointment to or from continuing to serve on any board of directors or trustees of any business corporation or any charitable organization, (ii) managing his personal investments and affairs or (iii) continuing to serve in his current capacity as a member of the board of directors of Artifact Software; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9 of this Agreement.
     3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $400,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases (but not decreases) in Executive’s base salary, if any, as may be determined on an annual basis in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

     4. Bonus Opportunity. With respect to each full fiscal year during the Employment Term Executive shall be eligible to earn an annual performance bonus of up to 100% of Executive’s Base Salary (the “Target Bonus”) under the Company’s Annual Executive Incentive Plan (“AIP”), though at the sole discretion of the Company’s Compensation Committee Executive may be entitled to an annual performance bonus in excess of the Target Bonus pursuant to the AIP. Any bonuses awarded under the AIP shall be payable at the time and in the manner specified in the AIP. A copy of the 2008 Executive Annual Incentive Plan and the Executive’s AIP Participation Agreement for 2008 is attached as Exhibit A hereto. Executive will also be paid a one-time signing bonus of $25,000 payable in accordance with the Company’s ordinary payroll practices.
     5. Equity Arrangements.
          5.1 Subject to the approval of the Compensation Committee of the Board (the “Compensation Committee”), Executive shall be awarded an initial grant of 495,000 options to purchase shares of Common Stock of the Company (the “Initial Time-Based Option Grant”), subject to the vesting schedule and the other terms and conditions set forth in a stock option agreement between Executive and the Company in the form substantially similar to Exhibit B1 attached hereto. The Initial Time-Based Option Grant shall vest 25% on the one-year anniversary of the Effective Date and 1/48 monthly thereafter.
          5.2 Subject to the approval of the Compensation Committee, Executive shall be awarded an initial grant of 99,924 options to purchase shares of Common Stock of the Company (the “Initial Performance-Based Option Grant”), subject to the vesting schedule and the other terms and conditions set forth in a stock option agreement between Executive and the Company in the form substantially similar to Exhibit B2 attached hereto. The Initial Performance-Based Option Grant stock option agreement shall provide for vesting based upon the trading value of the Company’s Common Stock.
          5.3 Subject to the approval of the Compensation Committee, Executive shall be awarded an initial grant of 50,000 shares of restricted Common Stock of the Company at a per share purchase price of $0.001 (the “Initial Time-Based Restricted Stock Award” and, together with the Initial Time-Based Option Grant and the Initial Performance-Based Option Grant, the “Initial Awards”), subject to the vesting schedule, repurchase right and the other terms and conditions set forth in a restricted stock agreement between Executive and the Company in the form substantially similar to Exhibit B3 attached hereto. The Initial Time-Based Restricted Stock Award restricted stock agreement will provide that the percentage of the restricted stock that the Company will be entitled to repurchase shall begin at 100 percent and decrease by 25 percent after one (1) year from the Effective Date, with a subsequent decrease by 25 percent each anniversary thereafter, such that the right of repurchase shall be reduced to zero percent by the fourth anniversary of the Effective Date. Executive’s current equity award of 27,538 shares for Executive’s service on the Board is not affected by the Initial Awards.
          5.4 Beginning with the Fiscal Year 2010 compensation cycle, during the Employment Term, Executive shall be entitled to participate in the Company’s equity arrangements as in effect from time to time on the same basis as those equity arrangements are generally made available to other senior executives of the Company.

     6. Employee Benefits.
          6.1 During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company. Executive shall be eligible to accrue up to 20 days of paid time off (“PTO”) per calendar year, pro-rated for partial years of service, in accordance with the Company’s policy on PTO accrual and use applicable to senior executives. In addition, Executive shall be entitled to receive the Company-paid supplemental death benefits set forth in Exhibit C. The Company further agrees to take commercially reasonable efforts to increase Executive’s coverage under the Company’s long-term disability plan, directly or through the use of a supplemental policy, to a non taxable monthly benefit of $28,000, provided, however, that the premium for such coverage does not exceed an amount five times the amount of the Company’s current premium.
          6.2 Executive shall use his commercially reasonable efforts to relocate and establish his principal residence within sixty (60) miles of the Company’s headquarters located at 9770 Patuxent Woods Drive, Columbia, Maryland 21046, as soon as reasonably practicable, provided, however, that if Executive is unable to sell his current principal residence within three (3) months of the Effective Date without incurring a substantial loss, upon approval by the Compensation Committee the Company shall provide to the Executive, at the Company’s expense, a short-term corporate apartment until he is able to sell his residence, for a period up to one (1) year. The Company shall provide to Executive a payment of up to 50% of the Selling Cost of Executive’s current principal residence, not to exceed $100,000 (the “Selling Cost Payment”). The Selling Cost Payment vests monthly over a four-year period. If, during the four-year vesting period, Executive terminates his employment without Good Reason (as defined below) or if Executive is terminated for Cause (as defined below), Executive shall reimburse the Company the amount of the unvested portion of the Selling Cost Payment. For purposes of this Agreement, “Selling Cost” shall mean the actual and necessary selling costs which may include brokerage commission, title insurance, escrow fees, prepayment penalties, taxes, charges and fees fixed by a local authority to consummate the sale of the residence and customary miscellaneous seller’s costs.
          6.3 The Company shall also provide an additional $60,000 payment to off-set Executive’s anticipated costs in relocating his principal residence (the “Relocation Payment”); provided, however, that any taxes payable with respect to the Relocation Payment shall be the responsibility of Executive.
     7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies and practices applicable to senior executives.
     8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason. Executive’s rights upon termination of employment with the Company and its affiliates shall be governed by the Agreement.

          8.1 By the Company For Cause, By Executive’s Resignation Without Good Reason or Upon Death or Disability.
               (a) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or as a result of Executive’s Disability (as defined below), and shall terminate automatically upon Executive’s death or his resignation without Good Reason (as defined below).
               (b) If Executive’s employment is terminated by the Company for Cause, or as a result of Executive’s Disability or death, or if Executive resigns without Good Reason (as defined below), Executive shall be entitled to receive:
                    (i) the Base Salary through the date of termination;
                    (ii) an amount representing any accrued, but unused PTO;
                    (iii) any Target Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal period, payable in accordance with the applicable AIP Participation Agreement;
                    (iv) reimbursement for any unreimbursed business expenses properly incurred by Executive, in each case, in accordance with Company policy on or prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and
                    (v) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses 8.1(b)(i) through (v) hereof, reduced by any amounts owed to the Company by Executive, being referred to as the “Accrued Rights”).
Following such termination of Executive’s employment by the Company for Cause, or on account of Executive’s Disability, upon Executive’s death, or by Executive without Good Reason, Executive shall have no further rights to any compensation or any other benefits under this Agreement except as set forth in this Section 8.1.
          8.2 By the Company Without Cause or Resignation by Executive for Good Reason.
               (a) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.
               (b) If Executive’s employment is terminated by the Company without Cause (and other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case other than in the one month period prior to, or the 13 month period following a Change in Control (as defined below), Executive shall be entitled to receive:
                    (i) the Accrued Rights; and

                    (ii) subject to Executive’s (x) delivery of a valid and irrevocable general release of all claims against the Company and its affiliates, substantially in the form attached hereto as Exhibit D, as may be modified to take into account any changes in law or the underlying circumstances (the “General Release”), and (y) continued compliance, in all material respects, with the restrictive covenants set forth in Sections 9 and 10 below):
                         (A) continued payment of the Base Salary in accordance with the Company’s normal payroll practices for a period of 12 months following the date of such termination; and
                         (B) (i) subject to Executive’s continued co-payment of premiums in the same amount as Executive paid immediately prior to termination, continued participation (to the extent permitted under applicable law and the terms of such plan) for Executive and his then-eligible dependents in the Company’s group health plan in which they were participating at the time of termination for the first 12 months following termination at the Company’s expense, or if such coverage is not permitted by the terms of the Company’s group health plan as in effect at the relevant time, continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and any state or local law of similar effect, at the same out-of-pocket cost to the Executive as would have otherwise been applicable, for a period of 12 months, and (ii) following such 12 month period the right to continuation coverage under COBRA and any state or local law of similar effect;
                         (C) the unvested stock options under the Initial Time-Based Option Grant shall accelerate and become vested; by twenty-five percent (25%) of the total shares originally under the Initial Time-Based Option Grant; and
                         (D) the unvested restricted stock under the Initial Time-Based Restricted Stock Award shall accelerate and become vested by twenty-five percent (25%) of the total shares originally under the Initial Time-Based Restricted Stock Award.
The aggregate amount described in this Section 8.2 shall be reduced by the present value of any other severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates. Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8.2, Executive shall have no further rights to any compensation or any other benefits under this Agreement.
          8.3 By the Company Without Cause or Resignation by Executive for Good Reason in Connection With a Change in Control.
               (a) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason, in either case within one month prior to, or within 13 months following, the consummation of a Change in Control.
               (b) If Executive’s employment is terminated by the Company without Cause (and other than by reason of death or Disability) or if Executive resigns for Good Reason,

in either case in the one month period prior to or the 13 month period following the consummation of a Change in Control, Executive shall be entitled to receive:
                    (i) the Accrued Rights; and
                    (ii) subject to Executive’s (i) delivery of a valid and irrevocable General Release in the form attached hereto as Exhibit D, and (ii) continued compliance, in all material respects, with the restrictive covenants set forth in Sections 9 and 10 below:
                         (A) a single cash payment equal to Executive’s annual Base Salary and Target Bonus amount;
                         (B) (i) subject to Executive’s continued co-payment of premiums in the same amount as Executive paid immediately prior to termination, continued participation (to the extent permitted under applicable law and the terms of such plan) for Executive and his then-eligible dependents in the Company’s group health plan in which they were participating at the time of termination for the first 12 months following termination at the Company’s expense, or if such coverage is not permitted by the terms of the Company’s group health plan as in effect at the relevant time, continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and any state or local law of similar effect, at the same out-of-pocket cost to the Executive as would have otherwise been applicable, for a period of 12 months, and (ii) following such 12 month period the right to continuation coverage under COBRA and any state or local law of similar effect;
                         (C) the unvested stock options under the Initial Time-Based Option Grant shall accelerate and become fully vested; and
                         (D) the unvested restricted stock under the Initial Time-Based Restricted Stock Award shall accelerate and become fully vested.
The aggregate amount described in this Section 8.3 shall be reduced by the present value of any other severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates. Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8.3, Executive shall have no further rights to any compensation or any other benefits under this Agreement.
          8.4 Definitions.
               (a) For purposes of this Agreement, “Cause” shall mean (i) theft, fraud, material dishonesty or gross negligence in the conduct of the Company’s business, (ii) continuing neglect of the Executive’s duties and responsibilities that has a material adverse effect on the Company, (iii) engaging in personal conduct that would constitute grounds for liability for sexual harassment or discrimination (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body), (iv) conviction of, or plea of guilty or nolo contendere to, a felony (other than a violation of traffic or motor vehicle laws), or (v) willful and continued material breach by the Executive of his or her

“Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement” or of any other employment-related agreements (including, without limitation, any employment agreement or offer letter) between the Executive and the Company that has a material adverse effect on the Company; provided, however, that for purposes of the Plan, any purported termination of the Executive’s employment shall be presumed to be other than for Cause, unless (A) the Company first provides written notice to the Executive which includes a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for the purpose of considering such termination which finds “Cause” to exist and specifies the particulars of such conduct, and (B) the Executive has been provided a period of at least thirty (30) days after receipt of the Company’s notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in the Company’s notice to the extent they are based on clauses (ii), (iii) or (v) above.
               (b) For purposes of this Agreement, “Disabled” or “Disability” shall have the meaning set forth in the Company’s long-term disability plan applicable to senior executives.
               (c) For purposes of this Agreement, “Good Reason” shall mean (i) a material decrease in the Executive’s Base Salary, (ii) a material reduction or material adverse change in the Executive’s authority, duties, title or, job responsibilities, or reporting structure, (iii) a geographic relocation of the Executive without his or her consent more than thirty (30) miles from the current location of his or her office as of the date hereof), or (iv) a willful and continued material breach by the Company of this Agreement or the “Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement” that has a material adverse effect on the Executive; provided, however, that any proposed termination of employment by the Executive shall be presumed to be other than for Good Reason, unless the Executive first provides written notice to the Company within ninety (90) days following the effective date of such event, and the Company has been provided a period of at least thirty (30) days after receipt of the Executive’s notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in such notice. The Executive’s termination of employment shall not be considered to be for Good Reason unless it occurs no more than one hundred and twenty (120) days following the initial occurrence of the purported Good Reason event(s) as described above.
               (d) For purposes of this Agreement, “Change in Control” shall mean (A) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept; (B) a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors; (C) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (D) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (E) the complete liquidation or dissolution of the Company; (F) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (i) the shares of the Company’s common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (ii) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, and excluding any such transaction or series of related transactions that the Company determines shall not be a Change in Control; or (G) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities. As used herein, “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board. As used herein, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act. Notwithstanding the foregoing, no payment of amounts subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code’) shall be triggered by any Change of Control that does not constitute a “change in the ownership or effective control, or in the ownership of a substantial portion of the assets,” each as defined in Section 409A of the Code and its related Treasury regulations.
          8.5 No Mitigation or Offset. The amount of any payment or benefit provided for in Section 8 shall not be reduced, offset or subject to recovery by the Company or any of its subsidiaries or affiliates by reason of any compensation earned by Executive as the result of employment by another employer after Executive’s employment with the Company terminates for any reason. In addition, Executive shall be under no obligation to seek other employment or to take any other actions to mitigate the amounts payable under Section 8.
          8.6 Section 4999
               (a) In the event of a Change in Control, or other event constituting a change in the ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company described in Section 280G(b)(2)(A)(i) of the Code, the Company, at its sole expense, shall cause its independent auditors promptly to review all payments, accelerations, distributions and benefits that have been made to or provided to, and are to be made, or may be made, to or provided to, the Executive under this Agreement, and any other agreement or plan benefiting the Executive (collectively the “Original Payments”), to determine the applicability of Section 4999 of the Code to the Executive in connection with such event (other than under this Section 8.6(a)). If the Company’s independent auditors determine that the Original Payments are subject to excise taxes under Section 4999 of the Code (the “Excise Tax”), then:

                    (i) If (A) the aggregate Original Payments exceed an amount (the “Parachute Threshold”) equal to two hundred ninety nine percent (299%) of the Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code, and (B) such excess is equal to four and six-tenths percent (4.6%) of the Parachute Threshold or less, the Original Payments shall be reduced to an aggregate amount that is two hundred ninety-nine percent (299%) of the Executive’s “base amount”; or
                    (ii) If (A) the aggregate Original Payments exceed the Parachute Threshold, and (B) such excess is equal to more than four and six-tenths percent (4.6%) of the Parachute Threshold, then an additional amount shall be paid to the Executive (the “Gross-Up Amount”) such that the net proceeds of the Gross-Up Amount to the Executive, after deduction of the Excise Tax (including interest and penalties) and any federal, state and local income taxes and employment taxes (including interest and penalties) upon the Gross-Up Amount, shall be equal to the Excise Tax on the Original Payments.
               (b) The Company’s independent auditors will perform the calculations in conformity with the foregoing provisions and will provide the Executive with a copy of their calculations. The intent of the parties is that, except as set forth in Section 8.6(a)(i), the Company shall be solely responsible for, and shall pay, any Excise Tax on the Original Payments and Gross-Up Amount and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Amount payable hereunder.
               (c) If no determination by the Company’s independent auditors is made prior to the time the Executive is required to file a tax return reflecting Excise Taxes on any portion of the Original Payments, the Executive will be entitled to receive a Gross-Up Amount calculated on the basis of the Excise Tax that the Executive reports in such tax return, within thirty (30) days after the filing of such tax return. The Executive agrees that, for the purposes of the foregoing sentence, the Executive is not required to file a tax return until the Executive has obtained the maximum number and length of filing extensions available, and Executive shall have provided a copy of the relevant portions of such tax return to the Company not less than ten (10) days prior to filing such tax return. If, subsequent to the Executive’s filing of such tax return but within one hundred eighty (180) days thereafter, the Company’s independent auditors determine that the aggregate Original Payments should be reduced pursuant to Section 8.6(a)(i), the Executive shall reimburse the Company the amount of such reduction, promptly file an amended tax return reflecting such reduction, and promptly take any steps reasonably required to obtain a refund of any Excise Tax paid with respect to the Original Payments.
               (d) If any tax authority finally determines that a greater Excise Tax should be imposed upon the Original Payments or the Gross-Up Amount than is determined by the Company’s independent auditors or reflected in the Executive’s tax returns, the Executive shall be entitled to receive an additional Gross-Up Amount calculated on the basis of the additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and interest) from the Company within thirty (30) days after such determination. The Executive shall cooperate with the Company as it may reasonably request to permit the Company (at its sole expense) to contest the determination of such taxing authority in order to minimize the amount payable under this Section 8.6.

               (e) If any tax authority finally determines the Excise Tax payable by the Executive to be less than the amount taken into account hereunder in calculating the Gross-Up Amount, the Executive shall repay to the Company, within thirty (30) days after the Executive’s receipt of a tax refund resulting from that determination, to the extent of such refund, the portion of the Gross-Up Amount attributable to such reduction (including the refunded portion of Gross-Up Amount attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Amount being repaid, less any additional income tax resulting from receipt of such refund).
               (f) Notwithstanding the foregoing, if on the date of the Executive’s termination, the Executive is a “specified employee” within the meaning of Section 409A of the Code and any Original Payments are made on account of the Executive’s termination of employment, any Gross-Up Amount that would otherwise be due under this Section 8.6 and that would constitute deferred compensation within the first six (6) months following the Executive’s termination of employment shall instead be subject to the six (6) month delay to the extent required by Section 11.8 below.
               (g) The Executive’s receipt of a Gross-Up Amount for Excise Tax due in one taxable year shall not affect the Executive’s eligibility for a Gross-Up Amount for Excise Tax due in another taxable year. The Executive’s rights under this Section 8.6 are not subject to liquidation or exchange for another benefit.
          8.7 Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from all positions he holds with the Company or its affiliates, including any position on the Board (and any committees thereof).
     9. Proprietary Information, Inventions, and Non-Competition Agreement. As a condition to his employment with the Company, Executive shall execute and comply with the Company’s Employee Proprietary Information, Inventions, and Non-Competition Agreement, in the form attached hereto as Exhibit E.
     10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or the Employee Proprietary Information, Inventions, and Non-Competition Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     11. Miscellaneous.
          11.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof. Any and all disputes between the parties which may arise pursuant to this Agreement shall be heard and determined before an appropriate state or federal court serving Howard County, Maryland. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.
          11.2 Expenses. In the event of any dispute between the Company and Executive as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party any and all of such prevailing party’s costs and expenses incurred in connection with any such dispute, including reasonable attorneys’ fees.
          11.3 Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
          11.4 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          11.5 Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
          11.6 Assignment. This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive; except to the extent permitted by the Company in writing. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.
          11.7 Set Off. The Company’s obligation to pay Executive the amounts provided for in Section 8 hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.
          11.8 Compliance with IRC Section 409A. Notwithstanding any other provision of this Agreement whatsoever, the Company shall have the right, after consulting with and securing the approval of Executive, to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service such that the severance and other benefits provided under this Agreement shall not trigger the additional tax, interest, and any related penalties imposed by Section 409A(l)(B) of the Code. Further, if at the time of

Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without the imposition of any accelerated or additional tax). The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11.8; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.
          11.9 Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, assigns, agents, affiliates, heirs, distributees, devisees and legatees. The Company shall require any successor to all or substantially all of the assets or business of the Company to agree to assume the Agreement.
          11.10 Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
          If to the Company:
          Sourcefire, Inc.
          9770 Patuxent Woods Drive
          Columbia, Maryland 21046
          Attention: General Counsel
          If to Executive:
               To the most recent address of Executive set forth in the personnel records of the Company.
          11.11 Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
          11.12 Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.
          11.13 Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided that the Company reimburses Executive for any costs or expenses reasonably incurred in connection with such cooperation. This provision shall survive any termination of this Agreement.
          11.14 Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation, including, without limitation, any payments pursuant to Section 6 above.
          11.15 Legal Fees. The Company shall reimburse Executive for all reasonable legal fees and costs incurred in connection with the negotiation and initial execution of this Agreement, its exhibits and attachments, and any other agreements contemplated hereby.
          11.16 Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          11.17 Dispute Resolution. Any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), unless otherwise agreed, by an arbitral tribunal composed of one (1) arbitrator. The arbitrator shall be a neutral arbitrator and subject to Rule 19 of the Rules. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof. A decision by the arbitrator shall be final, conclusive and binding. The arbitrator shall deliver a written and reasoned award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Any arbitration proceeding shall be held in Howard County, Maryland. Any decision as to the scope and nature of Executive’s duties shall be made by the Board, in its sole discretion, and shall not be subject to dispute resolution.
[Signatures appear on following page.]

     In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year first above written.

SOURCEFIRE, INC.
By:	/s/ Todd P. Headley 6/11/08
	Name:	Todd P. Headley
	Title:	Chief Financial Officer and Treasurer

/s/ John C. Burris 6/11/08
John C. Burris

EXHIBIT C
SOURCEFIRE, INC.
DEATH BENEFITS
As provided in Section 6.1 of the Agreement, promptly following the date hereof, the Company, after consulting with and securing the approval of Executive, shall adopt an arrangement (the “Arrangement”) providing for death insurance benefits in an amount equal to five (5) times Executive’s annual compensation as reported on the Form W-2 issued to Executive from time to time by the Company but excluding any amounts attributable to equity compensation awards (the “Benefits”). The costs of providing the Benefits shall be borne by the Company; provided, however, that Executive shall be responsible for any applicable taxes associated with the provision of the Benefits.
In the event of Executive’s death during the Employment Term, the Arrangement shall provide for the payment of the Benefits, less an amount equal to the premiums paid by the Company to maintain the Benefits, to Executive’s estate. If Executive’s employment with the Company terminates prior to Executive’s Retirement (as defined below) for any reason other than his death, no Benefits shall be payable to Executive; for purposes of the Agreement, Executive’s Retirement shall mean his termination of employment with the Company on or after attaining age sixty five (65). Following Executive’s termination of employment for any reason, he shall be entitled to purchase any insurance policy through which the Benefits are provided for its then-current cash surrender value.
The parties agree to cooperate to structure the Arrangement in a manner intended to minimize the tax effects associated with the provision of the Benefits; provided, however, that the Company makes no undertaking that the Arrangement will, in fact, result in any particular tax treatment for the Benefits.